EXHIBIT 10.1

Share Exchange Agreement

This Share Exchange Agreement, dated as of September 30, 2020, is made by and among FORCE PROTECTION VIDEO EQUIPMENT CORP, a Florida corporation (the “Acquiror Company”), SRAX, INC., a Delaware company (the “Company”), and Paul Feldman, the owner of all of the Acquiror’s outstanding preferred stock, accounting for a majority of the voting power of the Acquiror Company (the “Principal”).

BACKGROUND

WHEREAS, the Company has agreed to transfer to the Acquiror Company, and the Acquiror Company has agreed to acquire from the Company, all of the shares of Common Stock, which Common Stock constitutes 100% of the issued and outstanding shares of Big Token, Inc., the Company’s wholly owned subsidiary (“Big Token”), in exchange for shares of the Acquiror Company’s Common Stock and 100% of the shares of Acquiror Company’s Preferred Stock, all of which are owned by Principal as set forth herein; and

WHEREAS, after giving effect to the transactions contemplated by this Agreement, the Acquiror Company Common Stock to be issued to the Company the shall constitute 88.9% of the issued and outstanding shares of the Acquiror Company’s Common Stock at the Closing and all of the Acquiror Company Preferred Stock exchanged by Principal, which will constitute 100% of the outstanding preferred stock of the Acquiror Company at Closing.

NOW THEREFORE in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION I
DEFINITIONS

Unless the context otherwise requires, the terms defined in this Section 1 will have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

1.1 “Acquiror Company Board” means the Board of Directors of the Acquiror Company.

1.2 “Acquiror Company Common Stock” means the Acquiror Company’s common stock, par value US $0.0001 per share.

1.3 “Acquiror Company Shares” means the Acquiror Company Common Stock issued to the Company pursuant hereto and the Acquiror Company Preferred Stock exchanged by the Principal pursuant hereto.

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1.4 “Acquiror Company Preferred Stock” means the Acquiror Company’s Series A Preferred Stock, par value $0.0001 per share, of which 5,000,000 shares are issued and outstanding and all of which are owned by Principal.

1.5 “Action” has the meaning set forth in Section 5.17.

1.6 “Affiliate” means any Person that directly or indirectly controls, is controlled by or is under common control with the indicated Person.

1.7 “Agreement” means this Share Exchange Agreement, including all Schedules and Exhibits hereto, as this Share Exchange Agreement may be from time to time amended, modified or supplemented.

1.8 “Big Token” shall have the meaning set forth in the preamble.

1.9 “Closing Acquiror Company Shares” means the aggregate number of Acquiror Shares issuable to the Company.

1.10 “Closing Date” has the meaning set forth in Section 3.1.

1.11 “Code” means the Internal Revenue Code of 1986, as amended.

1.12 “Common Stock” means Big Token’s Class B common shares, $0.001 par value per share, all of which such shares are owned by the Company.

1.13 “Common Stock Equivalents” means any securities of the Acquiror Company or its subsidiaries, which would entitle the holder thereof to acquire at any time Acquiror Company Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Acquiror Company Common Stock.

1.14 “Commission” means the Securities and Exchange Commission or any other federal agency then administering the Securities Act.

1.15 “Company” has the meaning set forth in the preamble.

1.16 “Company Board” means the Board of Directors of the Company.

1.17 “Company Indemnified Party” has the meaning set forth in Section 10.2.

1.18 “Convertible Notes” shall mean the $826,644.98 in principal and interest of outstanding convertible notes of the Acquiror Company issued between October 11, 2019 and September 29, 2020.

1.19 “Employment Agreement” has the meaning set forth in Section 9.9.

1.20 “Equity Security” means any stock or similar security, including, without limitation, securities containing equity features and securities containing profit participation features, or any security convertible into or exchangeable for, with or without consideration, any stock or similar security, or any security carrying any warrant, right or option to subscribe to or purchase any shares of capital stock, or any such warrant or right.

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1.21 “Exchange Act” means the Securities Exchange Act of 1934 or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will then be in effect.

1.22 “Exhibits” means the several exhibits referred to and identified in this Agreement.

1.23 “Form 8-K” means a current report on Form 8-K under the Exchange Act.

1.24 “GAAP” means, with respect to any Person, United States generally accepted accounting principles applied on a consistent basis with such Person’s past practices.

1.25 “Governmental Authority” means any federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, commission, court, tribunal, official, arbitrator or arbitral body, in each case whether U.S. or non-U.S.

1.26 “Indebtedness” means any obligation, contingent or otherwise. Any obligation secured by a Lien on, or payable out of the proceeds of, or production from, property of the relevant party will be deemed to be Indebtedness.

1.27 “Intellectual Property” means all industrial and intellectual property, including, without limitation, all U.S. and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

1.28 “Intellectual Property Rights” has the meaning set forth in Section 5.21.

1.29 “knowledge of the Company” or “Company’s knowledge” means the actual or constructive knowledge of the Company, the Company Board, or the executive officers of the Company.

1.30 “knowledge of the Acquiror Company” or “Acquiror Company’s knowledge” means the actual or constructive knowledge of the Company or the Acquiror Company Board or the Principal.

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1.31 “Laws” means, with respect to any Person, any U.S. or non-U.S. federal, national, state, provincial, local, municipal, international, multinational or other law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.

1.32 “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by Law.

1.33 “Material Acquiror Company Contract” means any and all agreements, contracts, arrangements, leases, commitments or otherwise, of the Acquiror Company, of the type and nature that the Acquiror Company would be required to file with the Commission upon their occurrence in accordance with U.S. securities laws.

1.34 “Material Adverse Effect” means, when used with respect to either the Acquiror Company or Big Token, as the case may be, any change, effect or circumstance which, individually or in the aggregate, would reasonably be expected to (a) have a material adverse effect on the business, assets, financial condition or results of operations of the Acquiror Company or the Big Token, as the case may be, in each case taken as a whole or (b) materially impair the ability of the Acquiror Company or Big Token, as the case may be, to perform their obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (ii) changes in the United States securities markets generally, or (iii) changes in general economic, currency exchange rate, political or regulatory conditions in industries in which the Acquiror Company or Big Token, as the case may be, operateor (c) result in litigation, claims, disputes or property loss in the future, and that would prohibit or otherwise materially interfere with the ability of any party to this Agreement to perform any of its obligations under this Agreement in any material respect.

1.35 “Material Contract” means any and all agreements, contracts, arrangements, leases, commitments or otherwise, of Big Token, of the type and nature that the Acquiror Company would be required to file with the Commission upon their occurrence in accordance with U.S. securities laws.

1.36 “Material Permits” has the meaning set forth in Section 5.20.

1.37 “Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority.

1.38 “Organizational Documents” means (a) the articles or certificate of incorporation and the by-laws or code of regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and operating agreement of a limited liability company; (e) any other document performing a similar function to the documents specified in clauses (a), (b), (c) and (d) adopted or filed in connection with the creation, formation or organization of a Person; and (f) any and all amendments to any of the foregoing.

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1.39 “Permitted Liens” means (a) Liens for Taxes not yet payable or in respect of which the validity thereof is being contested in good faith by appropriate proceedings and for the payment of which the relevant party has made adequate reserves; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers, warehousemen, mechanics, laborers and materialmen and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings conducted and for the payment of which the relevant party has made adequate reserves; (c) statutory Liens incidental to the conduct of the business of the relevant party which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business; and (d) Liens that would not have a Material Adverse Effect.

1.40 “Person” means all natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivisions.

1.41 “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

1.42 “Rule 144” means Rule 144 under the Securities Act, as the same may be amended from time to time, or any successor statute.

1.43 “Schedules” means the several schedules referred to and identified herein, setting forth certain disclosures, exceptions and other information, data and documents referred to at various places throughout this Agreement.

1.44 “SEC Documents” has the meaning set forth in Section 6.15.

1.45 “Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will be in effect at the time.

1.46 “Share Exchange” has the meaning set forth in Section 2.1.

1.47 “Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership or limited liability company; or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body.

1.48 “Survival Period” has the meaning set forth in Section 10.1.

1.49 “Taxes” means all foreign, federal, state or local taxes, charges, fees, levies, imposts, duties and other assessments, as applicable, including, but not limited to, any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax with respect to any of the foregoing; and “Tax” means any of the foregoing Taxes.

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1.50 “Tax Return” means any return, declaration, report, claim for refund or credit, information return, statement or other similar document filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.51 “Transaction Documents” means, collectively, all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement including but not limited to, the Agreement, and the Employment Agreement.

1.52 “U.S.” means the United States of America.

1.53 “U.S. Dollars” or “US $” means the currency of the United States of America.

SECTION II

EXCHANGE OF SHARES AND SHARE CONSIDERATION

2.1 Share Exchange. At the Closing, (i) the Acquiror Company shall issue shares of Acquiror Company Common Stock, which amount shall represent, post issuance, 88.9% of the issued and outstanding shares of Acquiror Company Common Stock, and (ii) the Principal will exchange all of the Acquiror Company Preferred Stock, and, in consideration therefor, the Company shall issue to the Acquiror Company, the Common Stock, fully paid and nonassessable and which shall account for all of the outstanding Equity Securities of Big Token (the “Share Exchange”).

2.2 Section 368 Reorganization. For U.S. federal income tax purposes, the Share Exchange is intended to constitute a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Share Exchange as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated prior to the Closing Date has or may have on any such reorganization status. The parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transaction contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including without limitation, any adverse Tax consequences that may result if the transaction contemplated by this Agreement is not determined to qualify as a reorganization under Section 368 of the Code.

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SECTION III

CLOSING DATE

3.1 Closing Date. The closing of the Share Exchange will occur on the date on which all of the closing conditions set forth in Sections 8 and 9 have been satisfied or waived (the “Closing Date”), subject to extension by mutual agreement of the Company and the Acquiror Company..

SECTION IV

REPRESENTATIONS AND WARRANTIES OF PRINCIPAL

4.1 Generally. The Principal hereby represents and warrants to the Company:

4.1.1 Authority. The Principal has the right, power, authority and capacity to execute and deliver this Agreement and each of the Transaction Documents to which such Principal is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which such Principal is a party, and to perform such Principal’s obligations under this Agreement and each of the Transaction Documents to which such Principal is a party, as applicable. This Agreement has been, and each of the Transaction Documents to which such Principal is a party will be, duly and validly authorized and approved, executed and delivered by Principal. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than Principal, this Agreement is, and each of the Transaction Documents to which Principal is a party have been, duly authorized, executed and delivered by Principal and constitutes the legal, valid and binding obligation of Principal, enforceable against Principal in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

4.1.2 No Conflict. Neither the execution or delivery by Principal of this Agreement or any Transaction Document to which Principal is a party, nor the consummation or performance by Principal of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Principal (if Principal is not a natural person); (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which Principal is a party or by which the properties or assets of Principal are bound; or (c) contravene, conflict with, or result in a violation of, any Law or Order to which Principal, or any of the properties or assets of Principal, may be subject.

4.1.3 Ownership of Shares. Principal owns, of record and beneficially, and has good, valid and indefeasible title to and the right to transfer to the Company pursuant to this Agreement, the Acquiror Company Preferred Stock free and clear of any and all Liens. There are no options, rights, voting trusts, stockholder agreements or any other contracts or understandings to which Principal is a party or by which Principal or Principal’s Acquiror Company Preferred Stock are bound with respect to the issuance, sale, transfer, voting or registration of such Acquiror Company Preferred Stock. At the Closing Date, the Company will acquire good, valid and marketable title to such Acquiror Company Preferred Stock free and clear of any and all Liens.

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4.1.4 Litigation. There is no pending Proceeding against Principal that involves the Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the knowledge of Principal, no such Proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

4.1.5 No Brokers or Finders. Except as disclosed in Schedule 4.1.5, no Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against Principal for any commission, fee or other compensation as a finder or broker, or in any similar capacity, and Principal will indemnify and hold the Acquiror Company harmless against any liability or expense arising out of, or in connection with, any such claim.

SECTION V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND BIG TOKEN

The disclosure schedules attached hereto as Schedule 5.1 through Schedule 5.29 (the “Company Schedules”) are divided into sections that correspond to the sections of this Section V. The Company Disclosure Schedule comprises a list of all exceptions to the truth and accuracy in all material respects of, and of all disclosures or descriptions required by, the representations and warranties set forth in the sections of this Section V. Notwithstanding anything contained herein to the contrary in this Agreement, any representation, warranty or covenant made by the Company and Big Token and shall be deemed to have been made to the best of their knowledge. The Company and Big Token represent and warrant to the Acquiror Company as follows

5.1 Organization and Qualification. The Company and Big Token are duly incorporated and validly existing under the laws of the state of Delaware, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and as contemplated to be conducted, to own, hold and operate its properties and assets as now owned, held and operated by it, to enter into this Agreement, to carry out the provisions hereof except where the failure to be so organized, existing and in good standing or to have such authority or power will not, in the aggregate, have a Material Adverse Effect. The Company and Big Token are duly qualified to conduct business and are in good standing as a foreign corporation in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified will not have a Material Adverse Effect.

5.1 Subsidiaries. Except as set forth on Schedule 5.2, Big Token does not own directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

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5.2 Organizational Documents.

5.2.1 True, correct and complete copies of the Organizational Documents of the Company and Big Token have been delivered to the Acquiror Company prior to the execution of this Agreement, and no action has been taken to amend or repeal such Organizational Documents as of the date of delivery. The Company and Big Token are not in violation or breach of any of the provisions of its Organizational Documents.

5.3 Authorization and Validity of this Agreement. The Company and Big Token have all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to enter into this Agreement and each of the Transaction Documents to which the Company and Big Token are a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which the Company and Big Token are a party, to perform its obligations under this Agreement and each of the Transaction Documents to which the Company and Big Token are a party, and to record the transfer of the Shares and the delivery of the new certificates representing the Shares registered in the name of the Acquiror Company. The execution, delivery and performance by the Company and Big Token of this Agreement and each of the Transaction Documents to which the Company and Big Token are a party have been duly authorized by all necessary corporate action and do not require from the Company and Big Token Boards or the shareholders if Company or Big Token, any consent or approval that has not been validly and lawfully obtained. The execution, delivery and performance by the Company and Big Token of this Agreement and each of the Transaction Documents to which the Company and Big Token a party requires no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority or other Person.

5.4 No Violation. Neither the execution nor the delivery by the Company or Big Token of this Agreement or any Transaction Document to which the Company or Big Token are a party, nor the consummation or performance by the Company or Big Token of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Company or Big Token; (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any Lien under, any agreement or instrument to which the Company or Big Token is a party or by which the properties or assets of the Company or Big Token are bound ; (c) contravene, conflict with, or result in a violation of, any Law or Order to which the Company or Big Token, or any of the properties or assets owned or used by the Company or Big Token, may be subject; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by the Company or Big Token or that otherwise relate to the business of, or any of the properties or assets owned or used by, the Company or Big Token, except, in the case of clause (b), (c), or (d), for any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect.

5.5 Binding Obligations. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than the Company and Big Token, this Agreement and each of the Transaction Documents to which the Company and Big Token are a party are duly authorized, executed and delivered by the Company and Big Token and constitute the legal, valid and binding obligations of the Company and Big Token, enforceable against the Company and Big Token in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

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5.6 Capitalization and Related Matters.

5.6.1 Capitalization of the Company. The authorized capital stock of Big Token consists of 1,000,000 shares of Class A Common Stock, of which 0 shares of Class A Common Stock are issued and outstanding, 1,000,000 shares of Class B Common Stock, of which 1,000,000 shares are issued and outstanding, and 398,000,000 shares of preferred stock, of which 0 shares are issued and outstanding. Except as set forth on Schedule 5.7.1, there are no outstanding or authorized options, warrants, calls, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require Big Token to issue, sell or otherwise cause to become outstanding any of its authorized but unissued shares of capital stock or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of capital stock or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock. There are no outstanding stockholders’ agreements, voting trusts or arrangements, registration rights agreements, rights of first refusal or other contracts pertaining to the capital stock of Big Token. The issuance of all of the shares of Common Stock described in this Section 5.7.1 have been in compliance with the laws of the U.S. and the state of Delaware. All issued and outstanding shares of the Big Token’s capital stock are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights.

5.6.2 No Redemption Requirements. There are no outstanding contractual obligations (contingent or otherwise) of Big Token to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, Big Token or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

5.7 Shareholders. The Company owns all of the Equity Securities of Big Token. Except as expressly provided in this Agreement, no other Person is entitled to any preemptive right, right of first refusal or similar right as a result of the issuance of the Common Stock or otherwise. There is no voting trust, agreement or arrangement related to any Equity Securities of Big Token.

5.8 Compliance with Laws and Other Instruments. Except as would not have a Material Adverse Effect, the business and operations of Big Token has been and is being conducted in accordance with all applicable Laws and Orders. Except as would not have a Material Adverse Effect, Big Token has not received notice of any violation (or any Proceeding involving an allegation of any violation) of any applicable Law or Order by or affecting Big Token, to the knowledge of the Company and Big Token, no Proceeding involving an allegation of violation of any applicable Law or Order is threatened or contemplated. Except as would not have a Material Adverse Effect, the Company and Big Token are not alleged to be, in violation of, or (with or without notice or lapse of time or both) in default under, or in breach of, any term or provision of its Organizational Documents or of any indenture, loan or credit agreement, note, deed of trust, mortgage, security agreement or other material agreement, lease, license or other instrument, commitment, obligation or arrangement to which the Company or Big Token is a party or by which any of the Company’s or Big Token’s properties, assets or rights are bound or affected. To the knowledge of the Company and Big Token, no other party to any material contract, agreement, lease, license, commitment, instrument or other obligation to which the Company or Big Token is a party is (with or without notice or lapse of time or both) in default thereunder or in breach of any term thereof. The Company and Big Token are not subject to any obligation or restriction of any kind or character, nor is there, to the knowledge of the Company or Big Token any event or circumstance relating to the Company or Big Token that materially and adversely affects in any way its business, properties, assets or prospects or that prohibits the Company or Big Token from entering into this Agreement or would prevent or make burdensome its performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby or thereby.

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5.9 Certain Proceedings. There is no pending Proceeding that has been commenced against the Company or Big Token that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated in this Agreement. To the Company’s and Big Token’s knowledge, no such Proceeding has been threatened.

5.10 No Brokers or Finders. Except as disclosed in Schedule 5.11, no person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Company or Big Token for any commission, fee or other compensation as a finder or broker, or in any similar capacity, and the Company and Big token will indemnify and hold the Acquiror Company harmless against any liability or expense arising out of, or in connection with, any such claim.

5.11 Title to and Condition of Properties. Except as would not have a Material Adverse Effect, Big Token owns (with good and marketable title in the case of real property) or holds under valid leases or other rights to use all real property, plants, machinery and equipment necessary for the conduct of the business of Big Token as presently conducted, free and clear of all Liens, except Permitted Liens. The material buildings, plants, machinery and equipment necessary for the conduct of the business of Big Token as presently conducted are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put, in each case, taken as a whole, and none of such buildings, plants, machinery or equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

5.12 No Changes. Since inception, Big Token has not experienced or suffered any Material Adverse Effect.

5.13 No Undisclosed Events. Except as set forth on Schedule 5.14, since January 1, 2018, no material event exists with respect to Big Token or its businesses, properties, operations or financial condition, which has not been disclosed to the Acquiror Company in writing as of the date of this Agreement.

5.14 Board Recommendation. The Company Board has, by unanimous written consent, determined that this Agreement and the transactions contemplated by this Agreement, are advisable and in the best interests of the Company and its shareholders.

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5.15 Changes. Except as set forth in Schedule 5.16, since January 1, 2018, and to the Company’s and Big Token’s knowledge for all periods before, Big Token has conducted its business in the usual and ordinary course of business consistent with past practice and has not:

5.15.1 Ordinary Course of Business. Entered into any transaction other than in the usual and ordinary course of business, except for this Agreement and each of the Transaction Documents.

5.15.2 Adverse Changes. Suffered or experienced any change in, or affecting, its condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects other than changes, events or conditions in the usual and ordinary course of its business, none of which would have a Material Adverse Effect;

5.15.3 Loans. Made any loans or advances to any Person other than travel advances and reimbursement of expenses made to employees, officers and directors in the ordinary course of business;

5.15.4 Liens. Created or permitted to exist any Lien on any material property or asset of Big Token, other than Permitted Liens;

5.15.5 Capital Stock. Except for the Common Stock owned by the Company, issued, sold, disposed of or encumbered, or authorized the issuance, sale, disposition or encumbrance of, or granted or issued any option to acquire any shares of its capital stock or any other of its securities or any Equity Security, or altered the term of any of its outstanding securities or made any change in its outstanding shares of capital stock or its capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise;

5.15.6 Dividends. Declared, set aside, made or paid any dividend or other distribution to any of its stockholders;

5.15.7 Material Contracts. Terminated or modified any Material Contract, except for termination upon expiration in accordance with the terms thereof;

5.15.8 Claims. Released, waived or cancelled any claims or rights relating to or affecting the Company in excess of US $5,000 in the aggregate or instituted or settled any Proceeding involving in excess of US $5,000 in the aggregate;

5.15.9 Discharged Liabilities. Paid, discharged or satisfied any claim, obligation or liability in excess of US $5,000 in the aggregate, except for liabilities incurred prior to the date of this Agreement in the ordinary course of business;

5.15.10 Indebtedness. Created, incurred, assumed or otherwise become liable for any Indebtedness in excess of US $5,000 in the aggregate, other than professional fees;

5.15.11 Guarantees. Guaranteed or endorsed any obligation or net worth of any Person exceeding $5,000 in the aggregate;

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5.15.12 Acquisitions. Acquired the capital stock or other securities or any ownership interest in, or substantially all of the assets of, any other Person;

5.15.13 Accounting. Changed its method of accounting or the accounting principles or practices utilized in the preparation of its financial statements, other than as required by GAAP;

5.15.14 Agreements. Entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

5.16 Litigation. Except as set forth on Schedule 5.17, there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company or Big Token, threatened against or affecting Big Token or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Common Stock or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Big Token does not, nor, to the knowledge of the Company and Big Token, any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company and Big Token, there is not pending or contemplated, any investigation by the Commission involving Big Token or any current or former director or officer of Big Token.

5.17 Labor Relations. No labor dispute exists or, to the knowledge of the Company or Big Token, is imminent with respect to any of the employees of Big Token, which could reasonably be expected to result in a Material Adverse Effect. No Big Token employee is a member of a union that relates to such employee’s relationship with the Big Token, and Big Token is not a party to a collective bargaining agreement, and Big Token believe that their relationships with their employees are good. To the knowledge of the Company and Big Token, no executive officer of Big Token, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject Big Token to any liability with respect to any of the foregoing matters. Big Token is in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.18 Compliance. Big Token is not: (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Big Token under), nor has Big Token received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) in violation of any judgment, decree or order of any court, arbitrator or other governmental authority or (iii) nor has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

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5.19 Regulatory Permits. Big Token possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its business, as presently conducted, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and Big Token has not received any notice of proceedings relating to the revocation or modification of any Material Permit.

5.20 Intellectual Property. Big Token has, or has rights to use, all Intellectual Property as necessary or required for use in connection with its business and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). Big Token has not received a notice (written or otherwise) that any of, the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within five (5) years from the date of this Agreement, except where such occurrence could not reasonably be expected to result in a Material Adverse Effect. Big Token has not received a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, except as could not have or reasonably be expected to not have a Material Adverse Effect. To the Company’s and Big Token’s Knowledge, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. Big Token has taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.21 Transactions With Affiliates and Employees. Except as set forth in Schedule 5.22, since January 1, 2017, none of the officers or directors of Big Token and, to the Company’s and Big Token’s Knowledge, none of the employees of Big Token is presently a party to any transaction with Big Token (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, providing for the borrowing of money from or lending of money to or otherwise requiring payments to or from any officer, director or such employee or, to the Company’s and Big Token’s Knowledge, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, stockholder, member or partner, other than for: (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of Big Token and (iii) other employee benefits, including stock option agreements, restricted stock awards or related agreements under any equity-based compensation plan of Big Token.

5.22 Absence of Undisclosed Liabilities. Except as set forth on Schedule 5.23, as of the date hereof, Big Token has no debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due) arising out of any transaction entered into at or prior to the Closing Date or any act or omission at or prior to the Closing Date Except as set forth on Schedule 5.23, as of the date hereof, the Company has not incurred liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise).

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5.23 Material Contracts. Big Token has provided to the Acquiror Company, prior to the date of this Agreement, true, correct and complete copies of each written Material Contract, including each amendment, supplement and modification thereto.

5.24 No Defaults. Each Material Contract is a valid and binding agreement of Big Token and is in full force and effect. Big Token is not in breach or default of any Material Contract to which it is a party and, to the Company’s and Big Token’s Knowledge, no other party to any Material Contract is in breach or default thereof. No event has occurred or circumstance exists that (with or without notice or lapse of time) would (a) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Material Contract or (b) permit Big Token or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Contract. Big Token has not received notice of the pending or threatened cancellation, revocation or termination of any Material Contract to which it is a party. There are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate any material terms of any Material Contract.

5.25 Employees. Except as would not have a Material Adverse Effect, Big Token is in full compliance with all Laws regarding employment, wages, hours, benefits, equal opportunity, collective bargaining, the payment of Social Security and other taxes, and occupational safety and health. Big Token are not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Laws.

5.26 Tax Returns and Audits.

5.26.1 Tax Returns. Since inception, to the Company’s and Big Token’s knowledge, Big Token has filed all material Tax Returns required to be filed (if any) by or on behalf of Big Token and have paid all material Taxes of Big Token required to have been paid (whether or not reflected on any Tax Return). Except as set forth on Schedule 5.27, (a) no Governmental Authority in any jurisdiction has made a claim, assertion or threat to Big Token that the Big Token is or may be subject to taxation by such jurisdiction; (b) there are no Liens with respect to Taxes on Big Token’s property or assets other than Permitted Liens; and (c) there are no Tax rulings, requests for rulings, or closing agreements relating to Big Token for any period (or portion of a period) that would affect any period after the date hereof.

5.26.2 No Adjustments, Changes. Big Token has not, nor any other Person on behalf of Big Token (a) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (b) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law.

5.26.3 No Disputes. There is no pending audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes of Big Token, nor is any such claim or dispute pending or contemplated. Big Token has not received notice of any such audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes with respect to any periods.

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5.26.4 Not a U.S. Real Property Holding Corporation. Big Token is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

5.26.5 No Tax Allocation, Sharing. Big Token is not and has not been a party to any Tax allocation or sharing agreement.

5.26.6 No Other Arrangements. Big Token is not a party to any agreement, contract or arrangement for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by reason of Section 162(m), 280G or 404 of the Code. Big Token is not a “consenting corporation” within the meaning of Section 341(f) of the Code. Big Token does not have any “tax-exempt bond financed property” or “tax-exempt use property” within the meaning of Section 168(g) or (h), respectively of the Code. Big Token does not have any outstanding closing agreement, ruling request, request for consent to change a method of accounting, subpoena or request for information to or from a Governmental Authority in connection with any Tax matter. During the last two years, Big Token has not engaged in any exchange with a related party (within the meaning of Section 1031(f) of the Code) under which gain realized was not recognized by reason of Section 1031 of the Code. Big Token is not a party to any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4.

5.27 Bank Accounts and Safe Deposit Boxes. Schedule 5.28 discloses the title and number of each bank or other deposit or financial account, and each lock box and safety deposit box used by Big Token since January 1, 2018, the financial institution at which that account or box is maintained and the names of the persons authorized to draw against the account or otherwise have access to the account or box, as the case may be.

5.28 Money Laundering Laws. The operations of Big Token are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all U.S. and non-U.S. jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no Proceeding involving Big Token with respect to the Money Laundering Laws is pending or, to the knowledge of Big Token, threatened.

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SECTION VI

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR COMPANY AND PRINCIPAL

The disclosure schedules attached hereto as Schedule 6.1 through Schedule 6.17 (the “Acquiror Company Disclosure Schedules”) are divided into sections that correspond to the sections of this Section VI. The Acquiror Company Disclosure Schedule comprises a list of all exceptions to the truth and accuracy in all material respects of, and of all disclosures or descriptions required by, the representations and warranties set forth in the remaining sections of this Section VI. For purposes of this Section VI, any statement, facts, representations, or admissions contained in the public filings made by the Acquiror Company with the Commissions, are deemed to be included in the Acquiror Company Disclosure Schedules and all such information is deemed to be fully disclosed to the Company. For purposes of this Agreement, “to the best of our knowledge” or similar phrase shall mean the actual or constructive knowledge of the Acquiror Company and the Principal, the Acquiror Company Board, or its officers. The Acquiror Company and Principal each, severally, represent and warrant to the Company as follows:

6.1 Organization and Qualification. The Acquiror Company is duly incorporated under the laws of the state of Florida, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and as contemplated to be conducted, to own, hold and operate its properties and assets as now owned, held and operated by it, to enter into this Agreement, to carry out the provisions hereof except where the failure to be so organized, existing or to have such authority or power will not, in the aggregate, have a Material Adverse Effect. The Acquiror Company is duly qualified to conduct business as a foreign corporation in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified will not have a Material Adverse Effect.

6.2 Subsidiaries. Except as set forth on Schedule 6.2, the Acquiror Company does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

6.3 Organizational Documents. True, correct and complete copies of the Organizational Documents of the Acquiror Company have been delivered to the Company prior to the execution of this Agreement, and no action has been taken to amend or repeal such Organizational Documents since such date of delivery. The Acquiror Company is not in violation or breach of any of the provisions of its Organizational Documents, except for such violations or breaches as would not have a Material Adverse Effect.

6.4 Authorization. The Acquiror Company has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to enter into this Agreement and each of the Transaction Documents to which the Acquiror Company is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which the Acquiror Company is a party and to perform its obligations under this Agreement and each of the Transaction Documents to which the Acquiror Company is a party. The execution, delivery and performance by the Acquiror Company of this Agreement and each of the Transaction Documents to which the Acquiror Company is a party have been duly authorized by all necessary corporate action and do not require from the Acquiror Company Board any consent or approval that has not been validly and lawfully obtained except for approval by the Acquiror Company stockholders. The execution, delivery and performance by the Acquiror Company of this Agreement and each of the Transaction Documents to which the Acquiror Company is a party requires no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority or other Person other than such other customary filings with the Commission for transactions of the type contemplated by this Agreement and the Transaction Documents.

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6.5 No Violation. Neither the execution nor the delivery by the Acquiror Company of this Agreement or any Transaction Document to which the Acquiror Company is a party, nor the consummation or performance by the Acquiror Company of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Acquiror Company (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any Lien under, any agreement or instrument to which the Acquiror Company is a party or by which the properties or assets of the Acquiror Company is bound; (c) contravene, conflict with, or result in a violation of, any Law or Order to which the Acquiror Company, or any of the properties or assets owned or used by the Acquiror Company, may be subject; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by the Acquiror Company or that otherwise relate to the business of, or any of the properties or assets owned or used by, the Acquiror Company, except, in the case of clause (b), (c), or (d), for any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect.

6.6 Binding Obligations. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than the Acquiror Company, this Agreement and each of the Transaction Documents to which the Acquiror Company is a party are duly authorized, executed and delivered by the Acquiror Company and constitutes the legal, valid and binding obligations of the Acquiror Company, enforceable against the Acquiror Company in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

6.7 Securities Laws. Assuming the accuracy of the representations and warranties of the Company contained in Section 5, the issuance of the Acquiror Company Shares pursuant to this Agreement will be, when issued and paid for in accordance with the terms of this Agreement issued in accordance with exemptions from the registration and prospectus delivery requirements of the Securities Act and the registration permit or qualification requirements of all applicable state securities laws.

6.8 Capitalization and Related Matters.

6.8.1 Capitalization. The authorized capital stock of the Acquiror Company consists of 20,020,000,000 shares: 20,000,000,000 shares of the Acquiror Company’s Common Stock are authorized, of which 841,184,289 shares are issued and outstanding as of the date of this Agreement; 20,000,000 shares of the Acquiror Company’s Preferred Stock are authorized, of which 5,000,000 shares are designated issued and outstanding as of the date of this Agreement. All issued and outstanding shares of the Acquiror Company’s Common Stock and Acquired Company’s Preferred Stock are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive or similar rights. At the Closing Date, the Acquiror Company will have sufficient authorized and unissued Acquiror Company’s Common Stock to consummate the transactions contemplated hereby.

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6.8.2 Duly Authorized. The issuance of the Acquiror Company Shares has been duly authorized and, upon delivery to the Company of certificates therefor in accordance with the terms of this Agreement, the Acquiror Company Shares will have been validly issued and fully paid, and will be nonassessable, have the rights, preferences and privileges specified, will be free of preemptive rights and will be free and clear of all Liens and restrictions, other than Liens created by the Company and restrictions on transfer imposed by this Agreement and the Securities Act.

6.9 Compliance with Laws. Since January 1, 2018 and, to the best of the Acquiror Company’s knowledge, for all periods prior thereto, (i) the business and operations of the Acquiror Company have been and are being conducted in accordance with all applicable Laws and Orders; and (ii)the Acquiror Company has not received notice of any violation (or any Proceeding involving an allegation of any violation) of any applicable Law or Order by or affecting the Acquiror Company and no Proceeding involving an allegation of violation of any applicable Law or Order is threatened or contemplated. The Acquiror Company is not subject to any obligation or restriction of any kind or character, nor is there, to the knowledge of the Acquiror Company, any event or circumstance relating to the Acquiror Company that materially and adversely affects in any way its business, properties, assets or prospects or that prohibits the Acquiror Company from entering into this Agreement or would prevent or make burdensome its performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby.

6.10 Certain Proceedings. There is no pending Proceeding that has been commenced against the Acquiror Company and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. To the knowledge of the Acquiror Company, no such Proceeding has been threatened.

6.11 No Brokers or Finders. Except as disclosed in Schedule 6.11, no Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Acquiror Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

6.12 Absence of Undisclosed Liabilities. Except as set forth on Schedule 6.12, as of the date hereof, the Acquiror Company has no debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due) arising out of any transaction entered into at or prior to the Closing Date or any act or omission at or prior to the Closing Date Except as set forth on Schedule 6.12, as of the date hereof, the Acquiror Company has not incurred liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise).

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6.13 Changes. Except as set forth in Schedule 6.13 and, to the best of the Acquiror Company’s knowledge, the Acquiror Company has, conducted its business in the usual and ordinary course of business consistent with past practice and has not:

6.13.1 Adverse Changes. Suffered or experienced any change in, or affecting, its condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects other than changes, events or conditions in the usual and ordinary course of its business, none of which would have a Material Adverse Effect;

6.13.2 Loans. Made any loans or advances to any Person other than travel advances and reimbursement of expenses made to employees, officers and directors in the ordinary course of business;

6.13.3 Liens. Created or permitted to exist any Lien on any material property or asset of the Acquiror Company, other than Permitted Liens;

6.13.4 Capital Stock. Issued, sold, disposed of or encumbered, or authorized the issuance, sale, disposition or encumbrance of, or granted or issued any option to acquire any shares of its capital stock or any other of its securities or any Equity Security, or altered the term of any of its outstanding securities or made any change in its outstanding shares of capital stock or its capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise;

6.13.5 Dividends. Declared, set aside, made or paid any dividend or other distribution to any of its stockholders;

6.13.6 Material Acquiror Company Contracts. Terminated or modified any Material Acquiror Company Contract, except for termination upon expiration in accordance with the terms thereof;

6.13.7 Claims. Released, waived or cancelled any claims or rights relating to or affecting the Acquiror Company in excess of US $5,000 in the aggregate or instituted or settled any Proceeding involving in excess of US $5,000 in the aggregate;

6.13.8 Discharged Liabilities. Paid, discharged or satisfied any claim, obligation or liability in excess of US $5,000 in the aggregate, except for liabilities incurred prior to the date of this Agreement in the ordinary course of business;

6.13.9 Indebtedness. Created, incurred, assumed or otherwise become liable for any Indebtedness in excess of US $5,000 in the aggregate, other than professional fees;

6.13.10 Guarantees. Guaranteed or endorsed any obligation or net worth of any Person exceeding $5,000 in the aggregate;

6.13.11 Acquisitions. Acquired the capital stock or other securities or any ownership interest in, or substantially all of the assets of, any other Person;

6.13.12 Accounting. Changed its method of accounting or the accounting principles or practices utilized in the preparation of its financial statements, other than as required by GAAP;

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6.13.13 Agreements. Entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

6.14 No Defaults. Each Material Acquiror Company Contract is a valid and binding agreement of the Acquiror Company, and is in full force and effect. The Acquiror Company is not in breach or default of any Material Acquiror Company Contract to which it is a party and, to the knowledge of the Acquiror Company, no other party to any Material Acquiror Company Contract is in breach or default thereof. No event has occurred or circumstance exists that (with or without notice or lapse of time) would (a) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Material Acquiror Company Contract or (b) permit the Acquiror Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Acquiror Company Contract. The Acquiror Company has not received notice of the pending or threatened cancellation, revocation or termination of any Material Acquiror Company Contract to which it is a party. There are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate any material terms of any Material Acquiror Company Contract.

6.15 SEC Documents; Financial Statements. Except as set forth on Schedule 6.15, since January 1, 2018 and, to the best of the Acquiror Company’s knowledge, for all periods prior thereto, the Acquiror Company has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the five (5) years preceding the date hereof (or such shorter period as the Acquiror Company was required by law to file such material) (the foregoing materials being collectively referred to herein as the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they were made, not misleading. All Material Acquiror Company Contracts to which the Acquiror Company is a party or to which the property or assets of the Acquiror Company are subject have been appropriately filed as exhibits to the SEC Documents as and to the extent required under the Exchange Act. The financial statements of the Acquiror Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements as permitted by Form 10-Q, as the case may be, of the Commission), and fairly present in all material respects (subject in the case of unaudited statements, to normal, recurring audit adjustments) the financial position of the Acquiror Company as at the dates thereof and the results of its operations and cash flows for the periods then ended.

6.16 Untrue Statements. Neither this Agreement nor the Schedules hereto nor any other documents, certificates or instruments furnished to the Company by or on behalf of Acquiror Company or Principal in connection with the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

6.17 Board Recommendation. The Acquiror Company Board, by unanimous written consent, has determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of the Acquiror Company’s stockholders and has duly authorized this Agreement and the transactions contemplated by this Agreement.

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SECTION VII

COVENANTS OF THE ACQUIROR COMPANY

7.1 Form 8-K. Within four (4) business days of the Closing Date, the Acquiror Company shall file the Form 8-K disclosing the transactions contemplated hereby in the Transaction Documents and including any such required disclosure and financial statements required by the Commission.

7.2 Furnishing of Information; Public Information. At any time during the period commencing from the Closing Date and ending twenty-four (24) months after the Closing Date, the Acquiror Company shall satisfy the current public information requirement under Rule 144(c).

SECTION VIII

CONDITIONS PRECEDENT OF THE ACQUIROR COMPANY AND PRINCIPAL

The Acquiror Company’s obligation to acquire the Common Stock and to take the other actions required to be taken by the Acquiror Company at the Closing Date and the Principal’s obligation to transfer the Acquiror Company Preferred Stock are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Acquiror Company and Principal, in whole or in part):

8.1 Accuracy of Representations. The representations and warranties of the Company set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto shall be true and correct in all material respects as of the date of this Agreement except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedule.

8.2 Performance by the Company.

8.2.1 All of the covenants and obligations that the Company is required to perform or to comply with pursuant to this Agreement (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

8.2.2 Each document required to be delivered by the Company pursuant to this Agreement must have been delivered.

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8.3 No Force Majeure Event. There shall not have been any delay, error, failure or interruption in the conduct of the business of the Company, or any loss, injury, delay, damage, distress, or other casualty, due to force majeure including but not limited to (a) acts of God; (b) fire or explosion; (c) war, acts of terrorism or other civil unrest; or (d) national emergency.

8.4 Certificate of Officer. The Company will have delivered to the Acquiror Company, a certificate executed by an officer of the Company on the Company’s behalf, certifying the satisfaction of the conditions specified in Sections 8.1 and 8.2, relating to the Company.

8.5 Consents.

8.5.1 All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated by this Agreement, shall have been obtained and made by the Company except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Material Adverse Effect on the Company or the Acquiror Company.

8.6 Documents. The Company must deliver to the Acquiror Company and Principal at the Closing:

8.6.1 share certificates evidencing the Common Stock along with executed share transfer forms transferring such Common Stock to the Acquiror Company together with a copy of a board/shareholder resolution of the Company approving the registration of the transfer of such shares to Acquiror Company (subject to Closing and payment);

8.6.2 each of the Transaction Documents to which the Company is a party, duly executed;

8.6.3 an officer’s certificate executed by an officer of the Company on the Company’s behalf, certifying the number of issued and outstanding shares of Big Token before and after the Closing; and,

8.6.4 such other documents as the Acquiror Company may reasonably request for the purpose of (A) evidencing the accuracy of any of the representations and warranties of the Company pursuant to Section 8.1, (B) evidencing the performance of, or compliance by the Company with, any covenant or obligation required to be performed or complied with by the Company (C) evidencing the satisfaction of any condition referred to in this Section 8, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

8.7 No Proceedings. There must not have been commenced or threatened against the Acquiror Company, the Company or against any Affiliate thereof, any Proceeding (which Proceeding remains unresolved as of the Closing Date) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement.

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8.8 No Claim Regarding Stock Ownership or Consideration. There must not have been made or threatened by any Person, any claim asserting that such Person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the Common Stock or any other stock, voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Acquiror Company Shares.

SECTION IX

CONDITIONS PRECEDENT OF THE COMPANY

The Company’s obligation to transfer the Common Stock and the obligations of the Company to take the other actions required to be taken by the Company in advance of or at the Closing Date are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Company in whole or in part):

9.1 Accuracy of Representations. The representations and warranties of the Acquiror Company and Principal set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto shall be true and correct in all material respects as of the date of this Agreement except to the extent a representation or warranty is expressly limited by its terms to another date.

9.2 Performance by the Acquiror Company and Principal.

9.2.1 All of the covenants and obligations that the Acquiror Company and Principal are required to perform or to comply with pursuant to this Agreement (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all respects.

9.2.2 Each document required to be delivered by the Acquiror Company or Principal pursuant to this Agreement must have been delivered.

9.2.3 Acquiror Company and Principal will confirm that all of (i) the outstanding Convertible Notes have been converted into equity securities of the Acquiror Company and (ii) all Common Stock Equivalents have been exercised, converted, or cancelled, prior to the Closing.

9.2.4 Acquiror Company will have filed a preliminary and definitive information statement on Schedule 14C with the Commission and will have mailed such information statement to the shareholders notifying the shareholders that the following actions have been approved by written consent of the stockholders: (i) an amendment to the Articles of Incorporation of Acquiror Company to increase the numbers of authorized shares of Acquiror Company Common Stock to one trillion (1,000,000,000,000); and (ii) authorize the Acquiror Company Board to effect a reverse stock split at a ratio of not less than 1-for-100 and not more than 1-for-1,000,000, at the discretion of the Acquiror Company Board at any time prior to the one (1) year anniversary of the written consent of the shareholders approving such actions.

9.2.5 Acquiror Company and Principal will have filed an amendment to the Acquiror Company’s Articles of Incorporation increasing the number of authorized shares of Acquiror Company Common Stock to one trillion (1,000,000,000,000) shares, which shall be effective prior to the Closing Date. Acquiror Company and Principal will have filed an amendment to the Acquiror Company’s Articles of Incorporation increasing the number of authorized shares of Acquiror Company Common Stock to one trillion (1,000,000,000,000) shares, which shall be effective prior to the Closing Date.

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9.2.6 Acquiror Company will have filed a Schedule 14F with the Commission disclosing a potential change in the majority of directors of the Board of Acquiror Company.

9.2.7 Acquiror Company will have filed an amendment to the Acquiror Company’s Articles of Incorporation increasing the number of authorized shares of Acquiror Company Common Stock to one trillion (1,000,000,000,000) shares, which shall be effective prior to the Closing Date.

9.3 No Force Majeure Event. There shall not have been any delay, error, failure or interruption in the conduct of the business of the Acquiror Company, or any loss, injury, delay, damage, distress, or other casualty, due to force majeure including but not limited to (a) acts of God; (b) fire or explosion; (c) war, acts of terrorism or other civil unrest; or (d) national emergency.

9.4 Certificate of Officer. The Acquiror Company and Principal will have each delivered to the Company a certificate, dated the Closing Date, executed by an officer of the Acquiror Company and the Principal, certifying the satisfaction of the conditions specified in Sections 9.1 and 9.2, relating to the Acquiror Company.

9.5 Consents.

9.5.1 All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Acquiror Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated by this Agreement, shall have been obtained and made by the Acquiror Company, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Material Adverse Effect on the Company or the Acquiror Company.

9.6 Documents. The Acquiror Company and Principal must have caused the following documents to be delivered to the Company:

9.6.1 Confirmation that the Certificates evidencing Acquiror Company Shares will be issued and the Acquiror Company Preferred Stock will be transferred to the Company at Closing;

9.6.2 each of the Transaction Documents to which the Acquiror Company or Principal is a party, duly execute, and;

9.6.3 a statement from the Acquiror Company’s transfer agent regarding the number of issued and outstanding shares of common stock immediately before and after the Closing; and,

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9.7 No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against the Acquiror Company, the Company or the Principal, or against any Affiliate thereof, any Proceeding (which Proceeding remains unresolved as of the date of this Agreement) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

9.8 No Claim Regarding Stock Ownership or Consideration. There must not have been made or threatened by any Person asserting that such Person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the Acquiror Company Common Stock or Acquiror Company Preferred Stock, or any other stock, voting, equity, or ownership interest in, the Acquiror Company or (b) is entitled to all or any portion of the Acquiror Company Shares.

9.9 Board of Directors of Acquiror Company Post Closing. Effective as of the Closing Date, Acquiror Company Board shall have appointed the following persons as members of the Acquiror Company Board and all members of the Acquiror Company Board prior to the Closing Date will resign as of the Closing Date: (i) Malcolm CasSelle, (ii) Christopher Miglino, and (iii) Kristoffer Nelson.

9.10 Employment Agreement. Prior to the Closing Date, Malcolm CasSelle will provide confirmation to the Company that he has entered into an employment agreement mutually acceptable to him and the Acquiror Company (the “Employment Agreement”).

SECTION X

INDEMNIFICATION; REMEDIES

10.1 Survival. All representations, warranties, covenants, and obligations in this Agreement shall expire on the first day of the three (3) year anniversary of the date this Agreement is executed (the “Survival Period”). The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

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10.2 Indemnification Obligations in favor of the Company. From and after the Closing Date until the expiration of the Survival Period, the Acquiror Company and Principal shall reimburse and hold harmless the Company, the Company’s executive officers, directors and employees in office immediately prior to the Closing and shareholders (each such person and his heirs, executors, administrators, agents, successors and assigns is referred to herein as a “Company Indemnified Party”) against and in respect of:

10.2.1 Any and all damages, losses, settlement payments, in respect of deficiencies, liabilities, costs, expenses and claims suffered, sustained, incurred or required to be paid by any Company Indemnified Party, and any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other procedures or investigation against any Company Indemnified Party, which arises or results from a third-party claim brought against a Company Indemnified Person to the extent based on (i) a breach of the representations and warranties contained herein with respect to the business, operations or assets of the Acquiror Company of any or of the Acquiror Company’s Subsidiaries, or (ii) the actions or omissions of any officer, director, shareholder, employee, or agent of the Acquiror Company or any of the Acquiror Company’s Subsidiaries after the Closing; provided, however, that in the event of a third-party claim brought against a Company Indemnified Person based upon subsection 10.2.1(ii), the Survival Period shall be extended for an additional 12 months.

10.2.2 Any inaccuracy in or breach of any of the representations or warranties of the Acquiror Company or its Subsidiaries contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of the Acquiror Company pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or such breach of which shall be determined with reference to such specified date);

10.2.3 Any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Acquiror Company pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of the Acquiror Company pursuant to this Agreement.

SECTION XI

GENERAL PROVISIONS

11.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

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11.2 Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, two (2) business days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission or electronic mail, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party’s telecopier machine if by facsimile). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 11.2), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses, email addresses, or facsimile numbers as applicable

If to Acquiror Company: Force Protection Video Equipment Corp. 103 Iowa Lane Suite 102 Cary, NC 27511 Email: paul@forceprovideo.com	with a copy, which shall not constitute notice to: Eric P. Littman, P.A. 7695 SW 104th Street Suite 210 Miami, FL 33156 Email: littmanlaw@gmail.com

If to the Company: SRAX, Inc. 456 Seaton St. Los Angeles, CA 90013. Facsimile No.: Email: Attention: CEO	with a copy, which shall not constitute notice to: Silvestre Law Group, P.C. 2629 Townsgate Road #215 Westlake Village, CA 91361 Email: rsilvestre@silvestrelaw.com

11.3 Arbitration. Any dispute or controversy under this Agreement (including any related to indemnification under Section 10) shall be settled exclusively by arbitration in the City of Los Angeles, County of Los Angeles in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction.

11.4 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.5 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless it is in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

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11.6 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party against whom the enforcement of such amendment is sought.

11.7 Assignments, Successors, and No Third-Party Rights. No party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties. Except as set forth in Section 10, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

11.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.9 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

11.10 Governing Law. This Agreement will be governed by the laws of the State of Florida without regard to conflicts of laws principles.

11.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have executed and delivered this Share Exchange Agreement as of the date first written above.

Acquiror Company:	Principal:

Force Protection Video Equipment corp.	Paul Feldman

Signed: /s/ Paul Feldman	Signed: /s/ Paul Feldman
Printed name: Paul Feldman	Printed name: Paul Feldman
Title: President and CEO	Title:

Company:

SRAX, Inc.

Signed: /s/ Christopher Miglino
Printed name: Christopher Miglino
Title: CEO

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DISCLOSURE SCHEDULES

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